Exhibit 99(j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated November 28, 2012 relating to the financial statements of AllianceBernstein Global Bond Fund, Inc. for the fiscal year ended September 30, 2012, which is incorporated by reference in this Post-Effective Amendment No. 45 to the Registration Statement (Form N-1A No. 33-45328) of AllianceBernstein Global Bond Fund, Inc.



                                                /s/ ERNST & YOUNG LLP



New York, New York
January 28, 2013